Exhibit 99.2

BUSINESS UPDATES

SEMPRA CALIFORNIA	• SDG&E + SoCalGas filed GRCs in May for 2024 – 2027 • 2023 – 2025 Cost of Capital final decision anticipated before year-end • SDG&E received CPUC approval for four new microgrid energy storage facilities[1] • SoCalGas achieved 37% methane emissions reduction, significantly exceeding state's goal of 20% reduction by 2025 + nearing state's 2030 goal of 40% reduction[2]
SEMPRA TEXAS	• Oncor filed base rate review in May • Oncor connected 35,000 additional premises year-to-date, anticipates maintaining long-term annual trend of approximately 2% premise growth • Oncor had 90 new requests for transmission interconnection in Q2-2022, representing 73% year-over-year increase[3] • Oncor built or hardened nearly 480 miles of T+D lines in Q2-2022
SEMPRA INFRASTRUCTURE	• Sale of 10% NCI to ADIA for $1.7B in cash proceeds completed June 2022 • Agreement signed with Total, Mitsui, and Mitsubishi supporting Hackberry CS[4] • MOUs signed with CFE advancing growth opportunities[4,5] • Entered into series of HOAs advancing LNG development opportunities[4,5]

1. In June 2022, the CPUC issued Resolution E-5219 approving SDG&E's contract and cost information for four utility-owned circuit-level energy storage microgrid projects.
2. Amount approximated based on calculation of emissions through 2021 relative to 2015 baseline.
3. Oncor had ~90 new transmission interconnection requests in Q2-2022, compared to ~52 new requests in Q2-2021.
4. The ability to complete major development and construction projects is subject to a number of risks and uncertainties.
5. The current arrangements do not commit any party to enter into definitive contracts, which are subject to negotiation.

SEMPRA

SEMPRA TEXAS | ONCOR 1 BASE RATE REVIEW SUMMARY Oncor 2 Equity Layer / ROE Requested 45% / 10.3% (Authorized 42.5% / 9.8%) 3 Test Year 2021 (historical) 4 Effective Period Estimated 2023-2026 Rate Review Cost of capital, cost of service (O&M), prudency review for new assets in service 5 Key Dates Rates effective in Q1-2023 Post-Rate Case 6 TCOS / DCRF Update Mechanism 1. Oncor's base rate review is subject to PUCT approval. The final approved decision and decision timing may differ materially and adversely from any and all requests made therein. 2. Represents request in base rate review. Docket Number: 53601. Authorized numbers reflect current regulatory capital structure and ROE. 3. Represents actual year-end 2021 results with certain adjustments. Revenue request of 4.5% increase over current adjusted rates. 4. Based on PUCT rule that base rate review must be filed every four years. However, the PUCT or cities with jurisdiction over rates can call Oncor in for a base rate review, or Oncor can request a base rate review, prior to that time. 5. Based on Oncor’s procedural schedule approved in June 2022. 6. PUCT rules permit filing of DCRF once a year and TCOS twice a year to recover certain capital investments.